Exhibit 10.74

THIRD AMENDMENT TO THE

EMPLOYMENT AND SEVERANCE AGREEMENT

OF

VICTOR A. STAFFIERI

                This Third Amendment to the Employment and Severance Agreement of Victor A. Staffieri (“Third Amendment”) is made and entered into this 1st day of July, 2002 by and among (i) LG&E Energy Corp., a Kentucky corporation (“Company”), (ii) Powergen, plc, a United Kingdom public limited company (“Parent”), (iii) E.ON AG, an anktiengesellschaft formed under the Federal Republic of Germany (“German Parent”), and (iv) Victor A. Staffieri (“Executive”), collectively referred to as the “Parties”.

                WHEREAS, the Executive, the Company and the Parent entered into an Employment and Severance Agreement, dated February 25, 2000 (“Agreement”);

                WHEREAS, the Agreement was previously amended by the Executive, the Company and the Parent in a document dated December 8, 2000 (“First Amendment”);

                WHEREAS, the Agreement was also amended by the Executive, the Company and the Parent in a document effective as of April 30, 2001 (“Second Amendment”);

                WHEREAS, the Parent and German Parent have agreed to the terms of a recommended pre-conditional cash offer, whereby German Parent or its subsidiary will acquire ownership of the Parent;

                WHEREAS, the Parent and the German Parent have determined that the acquisition of the Parent by the German Parent shall be completed by way of a scheme of arrangement, whereby the acquisition will become effective in accordance with the terms of the scheme (“Acquisition Date”); and

                WHEREAS, the Parties have determined that it is now desirable to amend the Agreement to reflect certain changes resulting from the German Parent’s acquisition of the Parent.

AGREEMENT:

                NOW THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

1.   A new Section 1.4 shall be added to the end of Article 1 to read as follows:

“1.4         On the Acquisition Date, the Company, the Parent, the German Parent, or any subsidiary of the Company, the Parent or the German Parent, hereinafter referred to as the

“Employer”, shall pay to the Executive a lump sum cash payment in an amount equal to $800,570, provided that the Executive is employed by an Employer on the Acquisition Date.  Additionally, the Employer shall pay the Executive, as provided herein, the following: (i) $800,570 on the first anniversary of the Acquisition Date, (ii) $800,570 on the second anniversary of the Acquisition Date, and (iii) $800,570 on the thirty month anniversary of the Acquisition Date, collectively hereinafter referred to as the “Additional Retention Payments.”  The Additional Retention Payments shall be credited to the Executive’s account under the deferred compensation plan of the Company on the Acquisition Date and shall be payable in a lump sum cash payment (including adjustment for any increases in Executive’s account under the deferred compensation plan), if the Executive so elects, within ten (10) days after the earliest to occur of (i) any termination of the Executive’s employment with an Employer, other than a termination by the Executive without Good Reason, (ii) a Change in Control that occurs during the thirty months following the Acquisition Date, so long as the Executive is still employed by an Employer immediately prior to such Change in Control, or (iii) the respective first year, second year and thirty month anniversaries of the Acquisition Date, so long as the Executive is still employed by an Employer on such dates.  In the event that the Executive elects to continue to defer the foregoing lump sum payments, such amounts shall nevertheless vest as set forth above, and shall continue to be held in the Executive’s deferred compensation plan account, which shall continue to be adjusted and shall be distributed in accordance with the terms of the deferred compensation plan.”

2.             Section 3.1 shall be deleted and replaced in its entirety to read as follows:

“3.1         The Company agrees to employ Executive, and Executive agrees to serve during the term hereof as Chief Executive Officer of the Company.  Executive shall report to Ulrich Hartmann, or his successor.  In addition, German Parent shall (i) cause the Executive to be elected as a member of the Board of Directors of the Company (the “Board”), (ii) secure Executive’s election as a member of the Board of Directors of Parent (the “Parent Board”), and (iii) secure Executive’s election as a member of the management board or board of directors (as applicable) of E.ON U.S. Verwaltungs GMBH or any other similar entity the German Parent utilizes to establish its presence, through acquisition or other development activity, in the United States’ energy industry (“Primary U.S. Acquisition Board”), and Executive agrees to serve in such capacities.”

3.  Section 3.2 shall be deleted and replaced in its entirety to read as follows:

“3.2         Executive agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection with the position named above.  Executive shall perform such duties and exercise such powers, commensurate with his position, as Chief Executive Officer of the Company, as Ulrich Hartmann or his successor shall from time to time delegate to him on such terms and conditions and subject to such restrictions as Ulrich Hartmann or his successor may reasonably from time to time impose.”

4.               Section 3.4 shall be deleted and replaced in its entirety to read as follows:

“3.4.        The Executive will perform his services at the Company’s headquarters in Louisville, Kentucky, with the understanding that he will be required to travel as reasonably required (including travel to the United Kingdom and Germany) for the performance of his duties under this Agreement.”

5.               Section 4.1 shall be deleted and replaced in its entirety to read as follows:

“4.1.        SALARY.  The Company shall pay Executive an annual base salary (“Base Salary”) of not less than $630,000.  The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.  The Base Salary shall be reviewed by Ulrich Hartmann or his successor in December of each year during the term of this Agreement and may be increased in the discretion of Ulrich Hartmann or his successor at that or any other time and, as so increased, shall constitute “Base Salary” hereunder.   At no time shall Ulrich Hartmann or his successor be able to decrease the Base Salary.”

6.     Subsection 6.5(a) shall be deleted and replaced in its entirety to read as follows:

“(a)         For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (1) through (10) hereof:

                (1)           a reduction by the Company in the Executive’s Base Salary or annual target bonus opportunity as in effect prior to such reduction or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within thirty days of the applicable due date, provided that the Company may correct such reduction or failure within thirty (30) days of its commission;

                (2)           German Parent, Parent or the Company require the Executive to be relocated anywhere in excess of fifty (50) miles of his present office location, except for required travel on German Parent, Parent or Company business consistent with his business travel obligations as in effect prior to the Effective Time and as provided in Section 3.4 of this Agreement;

                (3)           a failure by Parent or the Company to maintain plans providing benefits at least as beneficial in the aggregate as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, bonus plan, long-term incentive plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Effective Time, the Change in Control, the Second Amendment, or this Third Amendment, as applicable, or if the Company or Parent has taken any action which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him prior to the Effective Time, the Change in Control, the Second Amendment or this Third Amendment, as applicable, or if the Company or Parent has failed to provide him with the number of paid vacation days to which he would be entitled in accordance with the Company’s normal vacation policy immediately prior to the Effective Time, the Change in Control, the Second Amendment, or this Third Amendment as applicable;

                (4)           Parent or the Company materially reduces, individually or in the aggregate, the Executive’s title, job authorities or responsibilities as in effect prior to such reduction;

                (5)           Parent or the Company fails to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 11 hereof;

                (6)           any purported termination of the Executive’s employment by Parent or the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8, hereof; and, for purposes of this Agreement, no such purported termination shall be effective;

                (7)           any material breach by Parent or the Company of any provision of this Agreement;

                (8)           any purported termination of the Executive’s employment for Cause by Parent or the Company which does not comply with the terms of Section 6.2 of this Agreement;

                (9)           any removal of the Executive from the position of Chief Executive Officer of the Company, except for Cause; or

                (10)         any removal of Executive from, the Board, the Parent Board, or the Primary U.S. Acquisition Board, except for Cause.”

7.               The introduction to Section 7.1 shall be deleted and replaced in its entirety to read as follows:

“7.1         If, during the term of this Agreement, the Executive’s employment with the Company shall be terminated within twenty-four months after the effective time of any Change in Control occurring after the Acquisition Date, then the Executive shall be entitled to the following compensation and benefits:”

8.               The introduction to Section 7.2 shall be deleted and replaced in its entirety to read as follows:

“7.2.        If, during the term of this Agreement, but not during a twenty-four month period following the effective time of any Change in Control occurring after the Acquisition Date, the Executive’s employment with the Company shall be terminated, the Executive shall be entitled to the following:”

                IN WITNESS WHEREOF, the Company, the German Parent, and the Parent have caused this Third Amendment to be executed by its duly authorized representative and the Executive has executed this Third Amendment as of the date set forth below, but which shall be effective as of the later of (i) the Acquisition Date, provided the Company employs Executive on that date, or (ii) the date the Executive executes a release in the form attached hereto.  Except as provided herein, nothing contained in this Third Amendment shall alter the terms and conditions of the Agreement, the First Amendment, or the Second Amendment.

E. ON. AG

By:	/s/ Ulrich Hartmann
Name
Title

Date:	1/7/2002

LG&E ENERGY CORP.

By:	/s/ John R. McCall
	Name	John R. McCall
	Title	EVP, General Counsel and Corporate Secretary

Date:

POWERGEN, plc

By:	/signed/
Name
Title

Date:

EXECUTIVE

By:	/s/ Victor A. Staffieri
VICTOR A. STAFFIERI

Date: